Daktronics Board of Directors announces Nancy Frame's retirement and nominates Dr. José-Marie Griffiths to the Board

Brookings, S.D., June 5, 2020 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) announces Nancy D. Frame's retirement effective September 2, 2020. Ms. Frame had served on the Daktronics Board of Directors since 1999. She also served as the chairperson of the Nominating and Corporate Governance Committee and as Lead Independent Director.

The Board also announces the nomination of Dr. José-Marie Griffiths as an independent director to its Board for election at the September 2, 2020 annual meeting of shareholders.

To accommodate the changes, Kevin P. McDermott has been named the Lead Independent Director and James B. Morgan has been named the chairperson of the Nominating and Corporate Governance Committee.

Reece A. Kurtenbach, chairman, president and CEO, recognized Ms. Frame’s leadership and dedication to Daktronics, “Nancy has been our Lead Independent Director since 2005.  She has provided key oversight in our governance areas and has promoted our international and product expansions.  We are grateful for her contributions and wish her the best in her retirement.”

Kurtenbach continued, “We are pleased to nominate Dr. José-Marie Griffiths to the Daktronics Board of Directors. Dr. Griffiths will bring leadership and technological expertise to our Board of Directors and in our important work of serving our shareholders.”

Dr. José-Marie Griffiths is president of Dakota State University in Madison, South Dakota. President Griffiths has spent her career in research, teaching, public service, corporate leadership, economic development, and higher education administration. She has served in presidential appointments to the National Science Board, the U.S. President’s Information Technology Advisory Committee, and the U.S. National Commission on Libraries and Information Science. She has recently been appointed a member of the National Security Commission on Artificial Intelligence, part of the John S. McCain National Defense Authorization Act for 2019.  She has led projects for over 28 U.S. federal agencies such as the National Science Foundation, NASA, the Department of Energy, and various intelligence and military agencies, over 20 major corporations such as AT&T Bell Laboratories and IBM, in over 35 countries, and worked with seven major international organizations, including NATO and the United Nations. She has received over 20 significant awards in science, technology, teaching and the advancement of women in these fields.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2019 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com